EXHIBIT 10.57
*CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE
SECURITIES EXCHANGE COMMISSION.

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”) is made and dated as of October 1, 2002, between [*], LLC, a Delaware limited liability company (“Landlord”), and EQUINIX OPERATING CO., INC., a Delaware corporation (“Tenant”).

A.        Landlord and Tenant entered into that certain Lease Agreement dated as of January 28, 2000 (the “Lease”), with respect to certain premises located at 2450 Bayshore Parkway, Mountain View, California. Unless otherwise defined in this First Amendment, initially-capitalized terms used herein shall have the meanings set forth in the Lease.

B.        Landlord and Tenant desire to amend the Lease upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree, and amend the Lease as follows:

1.        Termination Option.    Subject to the terms hereof, effective as of the ninety-first (91st ) day after delivery of the Termination Option Fee, as defined below (with such 91st day being the “Option Date”), Tenant shall have a one time option to terminate this Lease (the “Termination Option”), which Termination Option is subject to the condition precedent that no voluntary or involuntary petition in bankruptcy naming Tenant as debtor has been filed, and no general assignment for the benefit of creditors has been made by Tenant prior to the termination of the Lease. If any petition in bankruptcy in respect of Tenant shall be filed, or any assignment for the benefit of creditors has been made by Tenant prior to the termination of the Lease, then Tenant shall not be granted the Termination Option. Tenant’s right to be eligible for the Termination Option shall extend for a period commencing on the date hereof and ending on October 31, 2002 (the “Termination Option Period”). In order to be eligible to exercise the Termination Option, Tenant shall pay the Termination Option Fee prior to the end of the Termination Option Period. If Tenant becomes eligible for the Termination Option by paying the Termination Option Fee as set forth in this Section 1, then Tenant be entitled to exercise the Termination Option on the Option Date by giving notice to Landlord. If Tenant exercises the Termination Option, the termination of the Lease shall be effective as April 1, 2003 (with such day being the “Termination Date”), subject to extension as set forth below. Tenant shall continue to meet all of its obligations under the Lease, including the payment of Rent, through the Termination Date. If Tenant does not pay the Termination Option Fee during the Termination Option Period, then Tenant shall have no option to terminate the

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Lease, and the Lease shall remain in full force and effect. Tenant’s right to exercise the Termination Option shall be subject to the condition that Tenant shall not be in Default under the Lease beyond any applicable cure period provided in the Lease, and if Tenant is in Default beyond any applicable cure period, then any effort to exercise the Termination Option, whether occurring before or after any Default by Tenant, shall be null and void. The “Termination Option Fee” shall mean an amount equal to [*] and is given to Landlord by Tenant in consideration of Landlord’s agreement to grant the Termination Option. The Termination Option Fee shall be deemed to be earned by Landlord upon payment of the Termination Option Fee by Tenant. The Termination Date shall automatically be extended by one day for every two days after October 1, 2002 that the payment of the Termination Option Fee is delayed, and if the Termination Option Fee is not paid by the end of the business day on October 31, 2002, the Termination Option shall not be granted.

2.        Termination of the Lease.    In the event that Tenant elects to exercise the Termination Option in accordance with all of the provisions of Section 1 above, then provided that Tenant delivers the Premises to Landlord on or prior to the Termination Date in compliance with the terms of the Lease, Landlord hereby agrees, in further consideration of the mutual covenants of the parties hereunder, to pay to Tenant within 30 days after the delivery of the Premises to Landlord, the Departure Fee. The “Departure Fee” shall mean an amount equal to [*].

3.        Governing Law.    This First Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

4.        Counterparts.    This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this First Amendment to physically form one document.

5.        Reaffirmation of Obligations.    Tenant hereby acknowledges and reaffirms all of its obligations under the Lease, as such Lease has been amended by this First Amendment, and agrees that any reference made in any other document to the Lease shall mean the Lease as amended pursuant to this First Amendment. Except as expressly provided herein, the Lease remains unmodified and in full force and effect. Any breach by Tenant of this First Amendment shall constitute a breach and default by Tenant under the Lease.

6.        Time of Essence.    Time is of the essence with respect to each provision of this First Amendment.

7.        Confidentiality.

A.        Confidentiality.    Tenant hereby agrees that, except as otherwise provided herein, (i) Tenant shall hold the Confidential Information (as defined in subsection (c) below)

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

in strict confidence, and (ii) Tenant shall not disclose the Confidential Information to any third party, except as expressly authorized in writing by Landlord, or as permitted herein. Tenant shall use the same degree of care to prevent misuse of the Confidential Information as Tenant uses with respect to its own proprietary information, but in no event with less than reasonable care. Tenant shall immediately notify Landlord in the event of any loss or unauthorized disclosure of any Confidential Information.

B.        Disclosures.    Tenant may disclose the Confidential Information to its agents, employees, senior lenders, financial investors and attorneys with a need to know such information, provided that any person to whom any of the Confidential Information is delivered is informed by Tenant of the strictly confidential nature of the Confidential Information and such person agrees in writing to be bound by confidentiality restrictions at least as restrictive as those contained herein. If Tenant is required by any law or any order of any court, governmental, regulatory, or self-regulatory body (a “Legal Requirement”) to make any disclosure about any of the Confidential Information, Tenant shall immediately notify Landlord, in writing, of such Legal Requirement and the action recommended by Tenant, and Tenant shall use diligent efforts to obtain, or to assist Landlord in obtaining, a protective order preventing or limiting the disclosure and/or requiring such Confidential Information so disclosed to be used only for the purposes for which the law or regulation required, or for which the order was issued. Tenant shall be liable for any actions by any person or entity to whom it discloses any of the Confidential Information whose actions are not in accordance with the provisions of this Section.

C.        Definition.    “Confidential Information” shall mean all of the material terms, covenants, conditions or agreements set forth in this First Amendment.

D.        Survival.    The provisions of this Section shall survive any expiration or termination of this Letter of Intent and shall be binding upon Tenant’s heirs, successors and assigns.

E.        Remedies.    Tenant hereby agrees that any breach of this Section 7 shall cause Landlord irreparable damage for which recovery of damages would be inadequate, and that Landlord shall therefore be entitled to obtain timely injunctive relief, as well as such further relief or award as may be granted by a court of competent jurisdiction, including monetary damages. Tenant hereby waives any right to oppose any action by Landlord for injunctive relief to prevent a violation of this Section 7. In the event Tenant or any of its representatives or agents fails in any respect to comply with its obligations under this Section 7 of this First Amendment, Tenant shall be liable for and shall indemnify, hold harmless and (at Landlord’s option) defend Landlord, its affiliates, and their respective subsidiaries, representatives and attorneys, from and against any and all losses, damages, claims, costs, expenses and liabilities of whatever nature (including actual attorneys’ fees and expenses) directly or indirectly resulting from or arising out of Tenant’s or any of its representatives’ or agents’ breach of this Section 7 of this First Amendment. Tenant agrees that should it become necessary to enforce this Section 7 of this First Amendment in any forum, the prevailing party shall be entitled to the actual fees and expenses of its attorneys, together with all costs of said enforcement action.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be duly executed and delivered as of the date first above written.

“Tenant”

EQUINIX OPERATING CO., INC., a Delaware corporation

By:	/s/ RENEE F. LANAM

Its:	Chief Financial Officer and General Counsel

“Landlord”

[*] a Delaware limited liability company

By: [*]

a Delaware limited partnership, managing member

By:	[*]

a Maryland corporation, general partner

By:	/s/ PETER J. NELSON

Name:	Peter J. Nelson

Its:	Senior Vice President and Chief Financial Officer

*  CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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